As filed with the Securities and Exchange Commission on March 22, 2019

Registration No. 333-214272

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFFINION GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1732155
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of principal executive offices, including zip code)

Affinion Group Holdings, Inc. 2015 Equity Incentive Plan

(Full title of the plan)

Brian J. Fisher

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

(203) 956-1000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rosa A. Testani, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

(212) 872-8115

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Common Stock

Affinion Group Holdings, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (No. 333-214272) filed with the United States Securities and Exchange Commission on October 27, 2016 (the “Registration Statement”) to deregister any and all of the shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), underlying existing options, existing restricted stock units and future awards under the Registrant’s 2015 Equity Incentive Plan that remain unissued as of the date hereof and to terminate the offering under the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, this Post-Effective Amendment hereby amends the Registration Statement to deregister all shares of Common Stock that were previously registered and that remain unsold under the Registration Statement and hereby terminates the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on March 22, 2019.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.